Exhibit 99.1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Amendment No. 7 to Schedule 13D is filed on behalf of each of the undersigned. The undersigned acknowledge that each shall be responsible for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: August 26, 2020

/s/ Seamus Lagan
Seamus Lagan, individually

Alcimede LLC

By:	/s/ Seamus Lagan
Seamus Lagan, Sole Manager

Epizon Ltd.

By:	The Shanoven Trust

By:	/s/ P. Wilhelm F. Toothe
P. Wilhelm F. Toothe, Trustee

The Shanoven Trust

By:	/s/ P. Wilhelm F. Toothe
P. Wilhelm F. Toothe, Trustee